EXHIBIT 99.1

Jerrold J. Pellizzon	Dan Matsui/Gene Heller
Chief Financial Officer	Silverman Heller Associates
(714) 549-0421 x-8262	(310) 208-2550

CERADYNE, INC. REPORTS PRELIMINARY FIRST QUARTER 2006 FINANCIAL RESULTS

Reaffirms Outlook for Body Armor for 2007 into 2008

To Release First Quarter 2006 Financial Results April 27, 2006

Costa Mesa, Calif.—April 12, 2006—Ceradyne, Inc. (Nasdaq NM: CRDN) announced that it expects to report first quarter 2006 sales of approximately $134 million to $136 million and earnings of approximately 88 cents to 90 cents per diluted share, compared to first quarter 2005 sales of $69.8 million and earnings of 24 cents per diluted share.

Joel Moskowitz, Ceradyne chief executive officer, commented: “New orders during the first quarter totaled approximately $155 million and included $115 million of new lightweight ceramic body armor, which includes some next generation elements. The positive approximately 1.15:1 book to bill ratio indicates increasing levels of business as we progress through 2006.”

Moskowitz added: “We continue to believe that the lightweight ceramic body armor business will remain firm through 2007 and into 2008. This belief is based on our current technology and manufacturing capacity, recent non-binding conversations with various governmental procurement agencies, and is always subject to congressional approval. During our upcoming April 27, 2006 quarterly teleconference, we will provide initial revenue guidance and rationale for Ceradyne’s 2007 armor expectations and discuss our growing non-defense businesses.

“We will also be announcing shortly our first Ceradyne Analyst Day to be held in California sometime in the second quarter 2006.”

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained herein, this news release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report of Form 10-K for the fiscal year ended December 31, 2005, as filed with the Securities and Exchange Commission.

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